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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

    We consent to the inclusion in the Report on Form 8-K under the Securities Exchange Act of 1934 of Price Legacy Corporation of the reports of Squire & Company, PC dated June 27, 2001 on the Historical Summary of Operating Revenues and Direct Operating Expenses for the Properties Proposed to be Acquired by Price Enterprises, Inc. for the year ended December 31, 2000.

/s/ Squire & Company, PC Squire & Company, PC Orem, Utah

November 16, 2001

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  Exhibit 23.1